SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2004

CAPITOL FEDERAL FINANCIAL

(Exact name of registrant as specified in its charter)

United States (State or other jurisdiction jurisdiction of incorporation)	0-24118 (Commission File No.)	48-1212142 (IRS Employer Identification Number)

700 Kansas Avenue Topeka, Kansas	66603

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (785) 235-1341

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NEXT PAGE

The purpose of this amendment is to correct the information contained in the original filing regarding director fees paid to John C. Dicus and John B. Dicus and to clarify certain information in the original filing regarding Capitol Federal Financial's Short-Term Incentive Plan.

Item 1.01 Entry Into a Material Definitive Agreement

         Change In Director Fee Structure

         On January 25, 2005, the Board of Directors of Capitol Federal Financial (the "Company") changed the fee structure for the non-employee directors of the Company and the Company's wholly owned subsidiary, Capitol Federal Savings Bank (the "Bank"). Under the new structure, each non-employee director receives an annual retainer, paid monthly (beginning January 2005), of $20,000 for his or her service on the Bank's Board of Directors and $20,000 for his or her service on the Company's Board of Directors ($40,000 in total). No additional fees will be paid for attending Board or Board committee meetings. Previously, all non-employee directors received a monthly retainer of $1,000 for service on the Bank's Board of Directors and $1,000 for each meeting of the Bank's Board of Directors. In addition, each non-employee director received $1,000 for each Bank Board committee meeting attended in person and $250 for each Bank Board committee meeting attended telephonically, except that the Chairperson of the Audit Committee, Marilyn S. Ward, received $1,250 for each Audit Committee meeting attended. Under the old structure, during the Company's fiscal year ended September 30, 2004, each non-employee director was paid, on average, approximately $35,000. John C. Dicus, Chairman of the Board, and John B. Dicus, President and Chief Executive Officer, were each paid $24,000 for fiscal year 2004 and will be paid the same amount for fiscal 2005.

         Setting of Fiscal 2005 Performance Criteria Under Short-Term Incentive Plan

         On December 9, 2004, the Compensation Committee of the Company's Board of Directors set the performance criteria for fiscal year 2005 under the Company's Short-Term Incentive Plan. This plan provides for annual bonus awards, as a percentage of base salary, to selected management personnel based on the achievement of pre-established corporate and individual performance criteria. Awards, if any, are typically made in January for the fiscal year ended the preceding September 30th. Currently, for executive officers of the Bank, a portion of any bonus awarded under the Short-Term Incentive Plan (from $2,000 to as much as 50% of the award, up to a maximum of $100,000), may be deferred for a three-year period through the Company's Deferred Incentive Bonus Plan. The total of the amount deferred, plus a 50% Company match, is deemed to be invested in the Company's common stock at the closing price as of the December 31st immediately preceding the deferral date. If the participant is still employed at the end of the deferral period, the participant will receive a cash payment equal to the sum of: (1) the deferred amount, (2) the Company match, (3) the value of all dividend equivalents paid during the deferral period on the Company common stock in which the participant is deemed to have invested and (4) the appreciation, if any, during the deferral period on the Company common stock in which the participant is deemed to have invested.

         The Short-Term Incentive Plan will operate in substantially the same manner for fiscal year 2005 as it did for fiscal year 2004. The corporate performance criteria will again be comprised of targeted levels of return on average equity, earnings per share and the Bank's efficiency ratio. For each executive officer who was named in the summary compensation table in the Company's most recent annual meeting proxy statement (a "named executive officer"), 90% of his award will be based on the attainment of corporate performance goals, with the remainder based on his achievement of individual performance objectives. The maximum potential bonus awards for fiscal year 2005 for the named executive officers are as follows: John C. Dicus, Chairman, 60% of base salary; John B. Dicus, President and Chief Executive Officer, 60% of base salary; Neil F.M. McKay, Executive Vice President, Chief Financial Officer and Treasurer, 40% of base salary; Larry K. Brubaker, Executive Vice President for Corporate Services, 40% of base salary; and Richard J. Aleshire, Executive Vice President for Retail Operations, 40% of base salary.

2
NEXT PAGE

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPITOL FEDERAL FINANCIAL

Date: May 10, 2005	By:	/s/ John B. Dicus John B. Dicus, President and Chief Executive Officer

End.